Exhibit 10.40

CONFIDENTIAL

July 10, 2007

Mr. Steven M. Schmidt

[Address on file with the Company]

Dear Steve:

It is with great pleasure that I confirm our offer of employment with Office Depot in this revised letter. We are looking forward to having you as part of our team.

This letter confirms the details of the offer, which are set forth below. Please note that this offer is contingent upon the satisfactory outcome of both a drug screen and background investigation. This conditional offer is also contingent upon the signing of a non-compete agreement, which is enclosed and verification of all data contained in your submitted resume. This offer will be considered rescinded if not accepted within ten (10) days hereof.

Position:	President, Business Solutions Division, reporting directly to Steve Odland, Chairman and Chief Executive Officer.

Salary:	Base salary of $24,038.46 bi-weekly, which annualized equals $625,000.

Location:	Corporate Headquarters, Delray Beach, Florida.

Start Date:	July 24th, 2007

Next Performance Review:	Performance reviews for the previous calendar year are conducted annually in or around March. To be eligible for an annual performance review and a merit-performance-based salary increase, you must begin employment on or before September 30, 2007.

Bonus Eligibility:	You will be eligible to participate in the Corporate Bonus Plan (the “Plan”). For 2007, you will receive a guaranteed bonus calculated at target (75% of base salary), prorated for the period of your employment during 2007 and payable in March 2008. Payment may be higher than target based on business performance as determined by the CEO.

2200 Old Germantown Road | Delray Beach, FL 33445 | T + 561.438.4800

Car Allowance:	You are eligible to participate in Office Depot’s Executive Car Allowance Program and will receive a bi-weekly car allowance of $600.00.

Vacation:	Vacation is accrued at the rate of four weeks per year.

Relocation:	You are eligible to participate in the Corporate relocation program. For more information, please contact Lisa Eckelkamp at (561) 438-0757.

Benefits:	You will be eligible to participate in the following benefit plans (participation shall be in subject to the terms and waiting periods of the specific plans):

Medical

Prescription Drug

Dental

Vision

Group Basic Life and Accidental Death & Dismemberment Insurance

Short and Long Term Group Disability

Flexible Spending Accounts

Office Depot, Inc. Retirement Savings Plan (401(k) Plan)

Deferred Compensation Plan (DCP) (enrollment in the DCP will not be available until January 2008)

Employee Stock Purchase Plan (ESPP)

Financial Planning Services through AYCO

Equity Compensation:	You will receive a new hire sign-on stock award equal to a total market value of $2.5M on the date of the award, subject to approval by the Chairman of the Compensation Committee of the Board of Directors. At least 25% of the total award value, or $625K, must be taken in stock options. The balance may be taken in the form either of stock options or restricted stock, at your election. Please notify me in writing of your election prior to your first day of hire. We expect the award will be approved on or about your first date of hire. The value of this award will be determined using the Black-Scholes methodology and fair market value of Office Depot’s stock on the day of grant. The vesting and other terms of the award will be consistent with awards granted to our other officers at your level, with one-third of the total award vesting on each of the first three anniversary dates of the grant date.

Long-Term Incentive Plan:	You will be eligible to participate in the Long-Term Incentive Plan at a level commensurate with your position at the time of the grant in 2008. Currently the annual target is a valuation of $1.4M (subject to Compensation Committee approval).

Non-Compete Agreement:	For and in consideration of the above compensation terms, the sufficiency of which you acknowledge by your acceptance of employment, enclosed is an important document, which requires your execution – the Associate Non-Competition, Confidentiality and Non-Solicitation Agreement. Please return this document within ten (10) days hereof (a return envelope has been provided for your convenience). Your offer for employment is also conditioned upon your representation that you do not have any post-employment obligations (contractual or otherwise) that would limit in any respect your employment with Office Depot and your contemplated duties or otherwise subject Office Depot to liability for breach of any such obligations. Your acceptance of employment shall constitute your affirmation of the foregoing representation.

Employment at Will / Severance:	All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment. In the event that you are terminated due to no fault of your own, you will be entitled to receive (a) a lump sum amount equal to the sum of eighteen (18) months of your annual base salary determined at the time of separation, (b) a lump sum amount equal to eighteen (18) months of the monthly COBRA premium for the type of coverage you may have under the Office Depot group health plan at the time of termination, (c) a pro-rata bonus calculated at “target” under the Plan for the beginning of the calendar year of termination through the date of termination, and (d) a bonus calculated at “target” under the Plan for the calendar year prior to the year of termination to the extent unpaid at the date of termination (collectively, the
“Severance Payment”). The Severance Payment, less applicable taxes and other deductions required by law, will be made within thirty (30) days of the expiration of any revocation or waiting periods required by law or within thirty (30) days of the date of your termination if no revocation or waiting periods are required by law; provided, however, that the Severance Payment is expressly conditioned upon your execution of a release in favor of Office Depot, Inc., its affiliates, successors and assigns, and your compliance with the covenants contained in said release. Unless otherwise agreed to in writing by Office Depot, the Severance
Payment shall be in lieu of any severance payment or benefit under any Office
Depot severance plan, policy, program or practice (whether written or unwritten)
and, therefore, the Severance Payment shall be the exclusive source of any severance benefits.

Change in Control:	At the present time, not all members of the Company’s Executive Committee are covered by Change in Control (“CIC”) Agreements. However, we are in the process of presenting to the Company’s Compensation Committee at the July 24 meeting a proposal to extend CIC protection to all members of the Executive Committee on an equitable basis. If approved by the Compensation Committee at its next meeting (which we anticipate to be the case), then you would be provided the same CIC protections afforded to other Executive Committee members.

Office Depot is required to verify your eligibility to work in the United States. Accordingly, on your first day of work at Office Depot, you must complete an Employment Eligibility Verification Form and provide original documentation establishing your identity and employment eligibility. The List of Acceptable Documents for this purpose is enclosed for your reference.

If you fail to provide the necessary documentation to establish your identity and eligibility to work in the United States by the close of business of your second day of work, you will not be permitted to work at Office Depot.

Enclosed is the Drug Test Chain of Custody form you must take to the lab. The lab will fill out the form for you. Be sure to take a photo ID with you.

Call ChoicePoint at 800-939-4782 and provide your zip code in order to ascertain the collection site that is most convenient for you. Please let ChoicePoint know that you have a Quest Diagnostics lab sheet, in order to be directed to the correct lab.

Steve, we are excited to have you join management as President, Business Solutions Division. I look forward to your response as soon as practicable.

Sincerely,

Steve Odland
Chairman & CEO

Agreed to and Accepted by:

July 11, 2007
(Name)	Date

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